Exhibit 10.3
AMENDMENT TO DAVID GRYSKA EMPLOYMENT LETTER AGREEMENT
Celgene Corporation (“Celgene” or “Company”) and David Gryska (“Gryska”) hereby enter into this agreement to amend the employment letter agreement between Gryska and Celgene dated October 6, 2006 and executed on or about December 6, 2006 (“Letter Agreement”). The purpose of this amendment is to amend Gryska’s Letter Agreement as follows: (i) to define the meaning of the terms “cause” and “change in control” and (ii) to include 12 months of COBRA benefit coverage for both health and dental insurance in the event of certain terminations.
The parties agree that for purposes of the Gryska Letter Agreement, “cause” shall mean:
•	the conviction of a crime involving moral turpitude or a felony;

•	acts or omissions taken in bad faith and to the detriment of the Company; or

•	a breach of any material term of the letter agreement.
The parties also agree that for purposes of the Gryska Letter Agreement, “change in control” shall mean a “change in control” as defined in Section 11.2 of the Company’s 1998 Stock Incentive Plan (as in effect on the date hereof).
If Mr. Gryska’s employment is terminated by the Company at any time other than for “cause” or his employment is terminated by the Company for any reason on or following a “change in control” of the Company, in each case, Mr. Gryska would receive the following payments and benefits: (i) a lump sum payment equal to 12 months base salary and bonus, less applicable taxes and (ii) 12 months of Company-paid COBRA benefit coverage for health and dental insurance, subject to Mr. Gryska’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date).
By signing below, each party acknowledges that it has read and understands the terms of this amendment to the Letter Agreement and agrees to be bound as stated herein. This amendment was executed on April 28, 2008.

David Gryska	Celgene Corporation

By: Sol J. Barer, Ph.D.
Chairman of the Board and Chief Executive Officer